Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlying: The S&P 500 Dynamic Participation Index (ticker: “SPXDPU1”) Pricing date: July 22, 2022 Valuation dates: Quarterly , beginning after one year Maturity date: Unless earlier redeemed, July 27, 2027 Automatic early redemption: If on any valuation date the closing value of the underlying is greater than or equal to the initial underlying value, the securities will be automatically called for an amount equal to the principal plus the applicable premium Premium: At least 10.75% per annum* CUSIP / ISIN: 17330PUH0 / US17330PUH09 Final b uffer value: 85% on the initial underlying value Buffer percentage: 15% Initial underlying value: The closing value of the underlying on the pricing date Final underlying value: The closing value of the underlying on the final valuation date Underlying return: The final underlying value minus the initial underlying value, divided by the initial underlying value Payment at maturity (if not autocalled): • If the final underlying value is greater than or equal to the initial underlying value: $1,000 + the premium applicable to the final valuation date • If the final underlying value is less than the initial underlying value but greater than or equal to the final buffer value : $1,000 • If the final underlying is less than the final buffer value: $1,000 + [$1,000 × (underlying return + the buffer percentage)] If the securities are not automatically redeemed prior to maturity and the final underlying value is less than the final buffer value, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation exceeds the buffer p erc entage. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated July 18 , 2022 * The actual premium will be determined on the pricing date. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Autocallable Securities Linked to SPXDPU1

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Hypothetical Interim Payment per Security** Hypothetical Underlying Return on Final Valuation Date Hypothetical Payment at Maturity 100.00% $1,537.50 80.00% $1,537.50 55.00% $1,537.50 50.00% $1,537.50 25.00% $1,537.50 5.00% $1,537.50 - 10.00% $1,000.00 - 15.00% $1,000.00 - 15.01% $999.90 - 50.00% $650.00 - 100.00% $150.00 Valuation Date on which Closing Value of the Underlying Exceeds Initial Underlying Value Premium Hypothetical Redemption July 25, 2023 10.75% $1,107.50 October 23, 2023 13.4375% $1,134.375 January 22, 2024 16.125% $1,161.25 April 22, 2024 18.8125% $1,188.125 July 22, 2024 21.50% $1,215.00 October 22, 2024 24.1875% $1,241.875 January 22, 2025 26.875% $1,268.75 April 22, 2025 29.5625% $1,295.625 July 22, 2025 32.25% $1,322.50 October 22, 2025 34.9375% $1,349.375 January 22, 2026 37.625% $1,376.25 April 22, 2026 40.3125% $1,403.125 July 22, 2026 43.00% $1,430.00 October 22, 2026 45.6875% $1,456.875 January 22, 2027 48.375% $1,483.75 April 22, 2027 51.0625% $1,510.625 If the closing value of the closing value of the underlying is not greater than or equal to its initial underlying value on any interim valuation date, then the securities will not be automatically redeemed prior to maturity and you will not receive a premium following that valuation date. ** The hypotheticals assume that the premium applicable to each valuation date will be set at the lowest value indicated in this offering summary. B C D A Hypothetical Payment at Maturity per Security** Assumes the securities have not been automatically redeemed prior to maturity A B C D

Selected Risk Considerations • You may lose a significant portion of your investment. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value. If the final underlying value is less than the final buffer value, which means that the underlying has depreciated from the initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of the securities for every 1% by which that depreciation exceeds the buffer percentage. • The securities offer downside exposure, but no upside exposure, to the underlying. • You will not receive dividends or have any other rights with respect to the underlying. • The securities are particularly sensitive to the volatility of the closing values of the underlying on or near the valuation dates. • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The S&P 500 Dynamic Participation Index is likely to significantly underperform the S&P 500 ® Index in a sustained falling U.S. equity market. • The S&P 500 Dynamic Participation Index is more volatile than the S&P 500 ® Index, which increases the riskiness of the securities. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-255302 and 333-255302-03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigro up Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. About the Underlying S&P 500 Dynamic Participation Index • The S&P 500 Dynamic Participation Index … • Is calculated, maintained and published by S&P Dow Jones Indices LLC • Was first published on July 31, 2019 • Tracks the hypothetical performance of a dynamic “leverage overlay” methodology on the S&P 500 ® Index, which is designed to track the large capitalization sector of the U.S. equity market • The thesis of the S&P 500 Dynamic Participation Index … • May be thought of as reflecting a “buy the dip” strategy • Is based on a premise that downturns tend to be short - lived and that the S&P 500 ® Index will recover relatively quickly from any such downturns • Takes a trending down of the S&P 500 ® Index as a signal to “buy” (i.e., temporarily increase exposure to) the S&P 500 ® Index » There can be no assurance that the S&P 500 Dynamic Participation Index’s investment thesis will prove correct or that the index will effectively implement its investment thesis • The S&P 500 Dynamic Participation Index methodology consists of … 1. Calculating the percentage difference between the current closing value of the S&P 500 ® Index and its trailing 10 - day average 2. Determining the “leverage factor” by multiplying that percentage difference by a “leverage multiplier” of 50, subject to a maximum leverage factor of 100% 3. Adding the leverage factor to 100% to arrive at the overall leveraged exposure to the S&P 500 ® Index, subject to a maximum leveraged exposure of 200% 4. Subtracting an “excess return deduction” if the S&P 500 Dynamic Participation Index has greater than 100% exposure, and for only the leveraged portion Hypothetical Illustration of S&P 500 Dynamic Participation Index Methodology: Upturn Market Downturn Market S&P 500 ® Index ≥ its trailing 10 - day average S&P 500 ® Index < its trailing 10 - day average Exposure = 100% Exposure = 100% + 50 x d*, capped at 200% *d equals the difference between the current S&P 500 ® Index closing value and its trailing 10 - day average, expressed as a percentage of the current value. S&P 500 Index Level 10-day SMA of the S&P 500 Index Level S&P 500 Index Level 10-day SMA of the S&P 500 Index Level S&P 500 Index Trailing 10 - day Average S&P 500 Index Level 10-day SMA of the S&P 500 Index Level S&P 500 Index Level 10-day SMA of the S&P 500 Index Level S&P 500 Index Trailing 10 - day Average d *